From:	CAVALIER HOMES, INC.
Approved by:	David Roberson
Subject:	Year-end 2007 Results
Contact:	Mike Murphy (256) 747-9800

CAVALIER ANNOUNCES 2007 RESULTS

Addison, Ala. (February 14, 2008) – Cavalier Homes, Inc. (Amex: CAV) today announced results for the fourth quarter and year ended December 31, 2007.  A summary of the Company's report follows (in thousands, except per share amounts):

	Fourth Quarter Ended		Year Ended
	Dec. 31, 2007	Dec. 31, 2006	Dec. 31, 2007	Dec. 31, 2006
Revenue	$53,167	$43,312	$210,581	$227,937
Income (loss) from continuing operations before income taxes and equity in earnings of equity-method investees	(1,129)	(471)	(9,319)	375
Income tax provision	92	712	171	1,049
Equity in earnings of equity-method investees	204	287	971	805
Income (loss) from continuing operations	(1,017)	(896)	(8,519)	131
Income from discontinued operations	--	29	--	41
Net income (loss)	$(1,017)	$(867)	$(8,519)	$172

Diluted net income (loss) per share:
From continuing operations	$(0.06)	$(0.05)	$(0.46)	$0.01
From discontinued operations	--	--	--	--
	$(0.06)	$(0.05)	$(0.46)	$0.01

Weighted average diluted shares outstanding	18,383	18,345	18,378	18,470

"Faced with an almost decade-long downturn in manufactured housing, our longstanding goal has been to stabilize our operations and position Cavalier for growth when market conditions improve," said David Roberson, President and Chief Executive Officer.  "Because of this goal, we have been reluctant to reduce our operations too severely, choosing instead to preserve our capacity and knowledge capital to support renewed growth when a recovery arrives.  Throughout the first half of 2007, we remained cautiously optimistic that market conditions would eventually hit bottom, and perhaps even begin to rebound.  Orders for 500 homes under contracts with the Mississippi Emergency Management Agency (MEMA) announced in June 2007 provided us with near-term support for higher capacity utilization and an improved profit outlook.  As it became apparent in the third quarter that our return to profitability would not occur as we had expected, we also encountered unforeseen manufacturing inefficiencies in ramping up our shipments under the MEMA contracts."

Roberson noted that the market for HUD-Code homes remains historically weak.  The Company's HUD-Code floor shipments for 2007 declined 11% from 2006, and industry-wide floor shipments were down 21% according to the latest information available from the Manufactured Housing Institute.

"Because of these factors, we have intensified our efforts to right-size Cavalier, not only in terms of its manufacturing capacity, but also the cost structure throughout the Company," Roberson continued.  "In September, we closed one of two manufacturing lines in our facility in Millen, Georgia, and in December, we closed our plant in Winfield, Alabama.  We have continued to rationalize our product line

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CAV Reports Year-end 2007 Results

February 14, 2008

in order to improve manufacturing efficiencies, and we have recognized that we are traditionally a HUD-Code manufacturer and that the complexities of building both HUD-Code and modular housing in the same factories present challenges.  Accordingly, our modular product offerings are being revamped toward workforce housing (generally defined as housing aimed at satisfying the housing needs of family households earning between 50% to 150% of median household income in a given Standard Metropolitan Statistical Area), reduced price points, and a manufacturing design more in line with the traditional HUD-Code products we offer.  We also have significantly reduced our administrative workforce and have focused on improving liquidity.  In this regard, we have become more aggressive in our efforts to reduce inventory levels and dispose of idled manufacturing facilities.  In our financial services operations, we have taken steps to reduce our installment loan portfolio without affecting the Company's ability to originate and resell loans."

Roberson said these combined and ongoing efforts were chiefly responsible for the reduction in the level of Cavalier's net loss in the fourth quarter compared with its third quarter and are expected to have a significant impact on the Company's operations going forward.  Cavalier expects to reduce costs by $7 million on an annualized basis by the end of the second quarter, with a portion of those savings being recognized in the gross profit line, which will help our efforts to restore gross profit to more historical levels by mid-2008.

"Our objectives are simple: reduce costs, rationalize capacity to sustainable levels, and return to profitability," Roberson added.  "We know we face strong headwinds going forward, including limited price flexibility, the seasonally slow winter months ahead, and economic uncertainties surrounding job creation, credit-market concerns and low consumer confidence.  We further recognize that there are presently no apparent catalysts that will drive the market forward.  Still, the strategic changes we have made to our operations demonstrate a clear shift in direction for us, and with these changes, we believe we can show a marked improvement in our comparable first quarter results."

Roberson noted that Cavalier has extended its agreement with MEMA and will produce an additional 100 homes at a value of $4.6 million.  These homes are expected to be built in the first quarter of 2008.  "While we did not execute production of the initial MEMA units efficiently in the third quarter, we did show marked improvement in the fourth quarter," Roberson said. "The margins on these units are still lower than we would like, but we expect this added volume will benefit us through the slow winter months."

Cavalier's revenue for the fourth quarter of 2007 rose 23% to $53,167,000 from $43,312,000 in the year-earlier period.  Home manufacturing sales, the Company's largest source of revenue, increased 23% to $52,239,000 for the quarter versus $42,474,000 in the fourth quarter of 2006 as fourth quarter floor shipments increased 9% to 1,902 from 1,745 floors in the same period last year.  Floor shipments reflected an 11% increase in HUD-Code floor shipments to 1,702 from 1,527 in the year-earlier quarter, while floor shipments for modular homes declined 8% to 200 in the fourth quarter of 2007 versus 218 in the fourth quarter last year.  Cavalier shipped 213 MEMA homes in the fourth quarter of 2007, which provided revenue of $10,368,000, leaving a balance of 142 homes under the original MEMA contract announced in June 2007.  Revenue from financial services increased 11% to $928,000 in the fourth quarter of 2007 from $838,000 in the year-earlier period, reflecting higher installment loan sales.

Gross profit for the fourth quarter increased 30% to $7,995,000 from $6,150,000 in the year-earlier period.  The change in gross profit reflected a year-over-year increase in floor shipments and a higher gross margin for the quarter, which increased to 15.0% from 14.2% in the fourth quarter of 2006 due to the increased volume.  Selling, general and administrative expenses rose 28% to $8,916,000 in the fourth quarter of 2007 from $6,989,000 in the year-earlier period primarily due to a $1,009,000 net decrease in credits for retrospective liability insurance and $578,000 in severance and termination

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CAV Reports Year-end 2007 Results

February 14, 2008

expenses related to cost reduction measures.  As a percentage of revenue, selling, general and administrative expenses increased to 16.8% in the fourth quarter of 2007 from 16.1% in the same period last year.  In the fourth quarter of 2007, Cavalier incurred restructuring and impairment charges of $108,000 related to the closing of its Winfield manufacturing facility.  The net loss for the fourth quarter of 2007 totaled $1,017,000 or $0.06 per diluted share versus a net loss of $867,000 or $0.05 per diluted share in the fourth quarter of 2006.

Cavalier's revenue for 2007 declined 8% compared with the prior year.  Home manufacturing revenue fell 8% to $206,882,000 for 2007 versus $224,602,000 last year, largely reflecting a decline in floor shipments for 2007 of 11% to 8,107 floors from 9,101 floors in 2006.  Shipments for 2007 included 358 single-section homes for MEMA with a revenue value of $17,146,000; shipments for 2006 included 419 single-section homes for FEMA with a revenue value of $13,000,000.  Revenue from financial services totaled $3,699,000 in 2007, up 11% from $3,335,000 in 2006.

Gross profit in 2007 fell 26% to $28,661,000 from $38,762,000, and gross margin for 2007 was 13.6% versus 17.0% last year.  These declines primarily reflected lower year-over-year floor shipments, reduced manufacturing efficiencies encountered in the third quarter of 2007 related to MEMA home production, the introduction of the Company's new product line earlier in 2007, and the year-earlier benefit of higher average margins on FEMA homes shipped in 2006.  During 2007, selling, general and administrative expenses declined 3% to $37,409,000 from $38,607,000 in 2006.  Selling, general and administrative expenses were 17.8% of revenue in 2007 versus 16.9% of revenue in 2006.  The decline in selling, general and administrative expenses in 2007 reflected a $1,600,000 decrease in salaries and employee benefit costs (excluding the severance/termination expenses), a decrease of $596,000 in advertising and sales promotions costs primarily due to lower sales incentive compensation, and a decline in other general and administrative costs totaling $708,000.  These reductions were offset by an increase in general corporate insurance of $1,025,000 due to the net decrease in retrospective liability insurance credits of $1,009,000.  In 2007, Cavalier incurred restructuring and impairment charges totaling $267,000 related to the fourth quarter closing of its Winfield manufacturing facility and the third quarter closing of its manufacturing line in Millen, Georgia.  The net loss for 2007 totaled $8,519,000 or $0.46 per diluted share versus net income of $172,000 or $0.01 per diluted share in 2006.

Commenting on the Company's financial position, Mike Murphy, Cavalier's Chief Financial Officer, said, "Cavalier's 2007 year-end cash position totaled $22,043,000 versus $25,967,000 a year earlier.  Accounts receivable increased to $6,208,000 at December 31, 2007, from $1,930,000 at December 31, 2006, largely reflecting outstanding receivables from MEMA.  Inventory declined to $20,537,000 at the end of 2007 from $22,255,000 a year earlier, primarily due to inventory included with the sale and closure of three Company retail stores in March 2007."

Murphy noted that during the third quarter, Cavalier borrowed a total of $8,000,000 under its revolving line of credit component of the bank credit facility, which was repaid prior to year-end.  At December 31, 2007, $10,971,000 was available under the revolving line of credit component based on the amended credit facility, and $2,737,000 was outstanding under the real estate portion of this facility, which matures in 2017.

Subsequent to year-end, the Company and its primary lender agreed to amend the Company's credit facility to, among other things, extend the maturity date to 2010 with annual renewals, reduce the revolving credit amount to $17,500,000, increase the interest rate on any outstanding borrowings under the revolving line of credit component, and revise certain financial covenants.

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CAV Reports Year-end 2007 Results

February 14, 2008

Cavalier Homes, Inc. and its subsidiaries produce, sell, and finance manufactured housing. The Company markets its homes primarily through independent dealers, including exclusive dealers that carry only Cavalier products, and provides financial services primarily to retail purchasers of manufactured and modular homes.

A public, listen-only simulcast of Cavalier Homes' fourth quarter conference call will begin at 9:30 a.m. Eastern Daylight Time tomorrow (February 15, 2008) and may be accessed via the Company's web site, www.cavhomesinc.com, or at www.viavid.com.  Investors are invited to access the simulcast at least 10 minutes before the start time in order to complete a brief registration form.  A replay of this call will be available shortly after the call using this same link and will continue until March 15, 2007.

With the exception of historical information, the statements made in this press release, including those containing the words "expects," "anticipates," "thinks" and "believes," and words of similar import, and those relating to industry trends and conditions, Cavalier's expectations for its results of operations during the most recent quarter and in future periods, the financial impact of the contract with MEMA (Mississippi Emergency Management Agency), acceptance of Cavalier's new product initiatives and the effect of these and other steps taken in the last several years on Cavalier's future sales and earnings, and Cavalier's plans and expectations for addressing current and future industry and business conditions, constitute forward-looking statements, are based upon current expectations, and are made pursuant to the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve certain known and unknown assumptions, risks and uncertainties that could cause actual results to differ materially from those included in or contemplated by the statements, including among other matters, significant competitive activity, including promotional and price competition; interest rates; increases in raw material and energy costs; changes in customer demand for Cavalier's products; inherent risks in the market place associated with new products and new product lines; and other risk factors listed from time to time in Cavalier's reports filed with the Securities and Exchange Commission, including, but not limited to, those discussed or indicated in Cavalier's Annual Report on Form 10-K for the period ended December 31, 2006, under the heading "Item 1. Business-Risk Factors," and its Quarterly Report on Form 10-Q for the period ended September 29, 2007, under the heading "Safe Harbor Statement under the Private Litigation Reform Act of 1995," as filed with the Securities and Exchange Commission. Cavalier disclaims any obligation to update any forward-looking statements as a result of developments occurring after the issuance of this press release.

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CAV Reports Year-end 2007 Results

February 14, 2008

Cavalier Homes, Inc.
Data Sheet – Unaudited
(in thousands, except per share amounts)

	Fourth Quarter Ended		Year Ended
STATEMENT OF OPERATIONS SUMMARY	Dec. 31, 2007	Dec. 31, 2006	Dec. 31, 2007	Dec. 31, 2006
Home manufacturing net sales	$52,239	$42,474	$206,882	$224,602
Financial services	928	838	3,699	3,335
Total revenue	53,167	43,312	210,581	227,937
Cost of sales	45,172	37,162	181,920	189,175
Gross profit	7,995	6,150	28,661	38,762
Selling, general and administrative	8,916	6,989	37,409	38,607
Restructuring and impairment charges	108	--	267	--
Operating income (loss)	(1,029)	(839)	(9,015)	155
Other income (expense):
Interest expense	(240)	(204)	(712)	(1,110)
Other, net	140	572	408	1,330
	(100)	368	(304)	220
Income (loss) from continuing operations before income taxes and equity in earnings of equity-method investees	(1,129)	(471)	(9,319)	375
Income tax provision	92	712	171	1,049
Equity in earnings of equity-method investees	204	287	971	805
Income (loss) from continuing operations	(1,017)	(896)	(8,519)	131
Income from discontinued operations	--	29	--	41
Net income (loss)	$(1,017)	$(867)	$(8,519)	$172

Basic net income (loss) per share:
From continuing operations	$(0.06)	$(0.05)	$(0.46)	$0.01
From discontinued operations	--	--	--	--
Net income (loss)	$(0.06)	$(0.05)	$(0.46)	$0.01

Diluted net income (loss) per share:
From continuing operations	$(0.06)	$(0.05)	$(0.46)	$0.01
From discontinued operations	--	--	--	--
Net income (loss)	$(0.06)	$(0.05)	$(0.46)	$0.01

Weighted average shares outstanding:
Basic	18,383	18,345	18,378	18,335
Diluted	18,383	18,345	18,378	18,470

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CAV Reports Year-end 2007 Results

February 14, 2008

Cavalier Homes, Inc.
Data Sheet – Unaudited (Continued)
(dollars in thousands)

	Fourth Quarter Ended		Year Ended
OPERATING DATA SUMMARY	Dec. 31, 2007	Dec. 31, 2006	Dec. 31, 2007	Dec. 31, 2006
Manufacturing sales:
Floor shipments:
HUD-Code	1,702	1,527	7,378	8,261
Modular	200	218	729	840
Total floor shipments	1,902	1,745	8,107	9,101

Home shipments:
Single-section	395	193	1,460	1,669
Multi-section	744	767	3,300	3,678
Wholesale home shipments	1,139	960	4,760	5,347
Shipments to company-owned retail locations	(7)	(29)	(43)	(157)
MEMA/FEMA shipments (all single-section)	(213)	--	(358)	(419)
Shipments to independent retailers	919	931	4,359	4,771
Retail home shipments	9	41	45	169
Home shipments other than to MEMA/FEMA	928	972	4,404	4,940

Installment loan purchases	$11,850	$11,458	$54,818	$42,916
Capital expenditures	12	499	2,177	1,995
Home manufacturing facilities – operating	5	7	5	7
Independent exclusive dealer locations	62	71	62	71
Average home net wholesale prices (excludes MEMA/FEMA)	$41,000	$42,500	$41,100	$41,200

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CAV Reports Year-end 2007 Results

February 14, 2008

Cavalier Homes, Inc.
Data Sheet – Unaudited (Continued)
(in thousands, except ratios and per share amounts)

	Dec. 31, 2007	Dec. 31, 2006
BALANCE SHEET SUMMARY
Cash and cash equivalents	$22,043	$25,967
Accounts receivable, less allowance for losses	6,208	1,930
Notes and installment contracts receivable, net	5,761	6,430
Inventories	20,537	22,255
Other current assets	3,681	2,520
Total current assets	58,230	59,102
Property, plant and equipment, net	27,824	28,010
Other assets	5,323	9,594
Total assets	$91,377	$96,706

Current portion of long-term debt	$834	$1,226
Notes payable	510	1,103
Other current liabilities	36,124	31,426
Total current liabilities	37,468	33,755
Long-term debt, less current portion	3,678	4,512
Other long-term liabilities	247	39
Stockholders' equity	49,984	58,400
Total liabilities and stockholders' equity	$91,377	$96,706

OTHER INFORMATION
Working capital	$20,762	$25,347
Current ratio	1.6 to 1	1.8 to 1
Ratio of long-term debt to equity	0.1 to 1	0.1 to 1
CIS installment loan portfolio	$9,844	$12,265
Number of shares outstanding	18,430	18,345
Stockholders' equity per share	$2.71	$3.18

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